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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------




                                    FORM 8-K




                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



       Date of Report (Date of earliest event reported): NOVEMBER 21, 2001



                            CANAAN ENERGY CORPORATION

             (Exact name of registrant as specified in its charter)


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
        OKLAHOMA                        000-31819                          73-1300132
(State or other jurisdiction       (Commission File No.)       (I.R.S. Employer Identification No.)
    of incorporation)
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    211 NORTH ROBINSON, SUITE N1000, OKLAHOMA CITY, OKLAHOMA       73102-7132
           (Address of principal executive offices)                (Zip Code)


       Registrant's telephone number, including area code: (405) 604-9200

   Former name or former address, if changed since last report: NOT APPLICABLE


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ITEM 5.    OTHER EVENTS

On November 27, 2001, Canaan Energy Corporation ("Canaan") issued a press release announcing that Canaan had exercised a right of first refusal to buy back 560,169 shares of its common stock at $12.00 per share pursuant to a shareholders agreement among Canaan and three former shareholders of Indian Oil Company, a privately-held oil and gas company acquired by Canaan in October 2000 (the "shareholders' agreement"). The repurchase, totaling approximately $6.7 million, represented approximately 11% of the shares outstanding. The transaction closed on November 30, 2001 and was funded by a combination of cash on hand and bank borrowings under Canaan's existing credit facility.

On November 21, 2001 Canaan and its bank lending group agreed to and executed the Second Amendment to Restated and Consolidated Credit Agreement (the "Credit Agreement"). This amendment increased the dollar amount of common stock repurchases allowed under the Credit Agreement to $6.9 million. Canaan's ability under the Credit Agreement to repurchase common stock terminates on December 20, 2001.

Additionally, the amendment served notice that Canaan's borrowing base will remain at $45 million until the next redetermination as outlined in the Credit Agreement.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

 (c)     Exhibits

         The following exhibits are filed herewith:

Exhibit No.    Description

10.1           Second Amendment to Restated and Consolidated Credit Agreement
99.1           Press Release dated November 27, 2001


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                CANAAN ENERGY CORPORATION



                                By:  /s/ Michael S. Mewbourn
                                   -----------------------------------------
Date:  January 15, 2002            Michael S. Mewbourn, Senior Vice President
                                   and Chief Financial Officer

                                        2

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                               INDEX TO EXHIBITS

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EXHIBIT
NUMBER          DESCRIPTION
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
  10.1          Second Amendment to Restated and Consolidated Credit Agreement

  99.1          Press Release dated November 27, 2001
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